EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GREAT LAKES AVIATION, LTD.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1007 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Restated Articles of Incorporation:

ARTICLE 1

NAME

The name of the corporation is Great Lakes Aviation, Ltd. (the “Corporation”).

ARTICLE 2

SHARES

A. AUTHORIZED CAPITAL. The total number of shares of stock which the Corporation shall have authority to issue is 75,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share (hereinafter referred to as the “Common Stock”), and 25,000,000 shares of preferred stock, par value of $0.01 per share (hereinafter referred to as the “Preferred Stock”). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as set forth in this Article 2.

B. COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation (as defined below in Section C of this Article 2) relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which shareholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in stock or otherwise.

C. PREFERRED STOCK. The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) is hereby expressly authorized at any time and from time to time, to create and provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the Act (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following: (1) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock

Designation) increase or decrease (but not below the number of shares of such series then outstanding or reserved for issuance); (2) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, and whether such dividends, if any, shall be cumulative or non-cumulative; (3) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of the such conversion or exchange; (6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directions or otherwise; (7) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series; (8) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (9) any other relative rights, preferences and limitations of that series.

ARTICLE 3

DIRECTORS

A. The number of directors shall be the number specified in or fixed in accordance with the bylaws. The board of directors shall have the power to fix or change the number of directors unless the shareholders, in amending or repealing the bylaws, provide expressly that the board of directors shall not amend or repeal the bylaw establishing the number of directors.

B. Directors may be removed by the shareholders without cause, as set forth in the bylaws.

C. The Board of Directors is authorized to accept and reject subscriptions for and to dispose of shares of authorized stock of the corporation, including the granting of stock options, warrants and other rights to purchase stock, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Iowa Business Corporation Act, as amended.

D. The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of the Corporation, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed acceptable to the Board of Directors in the exercise of its discretion, except as otherwise limited by the Iowa Business Corporation Act, as amended.

ARTICLE 4

NON-LIABILITY AND INDEMNIFICATION

A. A director of this corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii)

for a transaction from which the director derived an improper personal benefit, or (iv) under Section 833 of the Iowa Business Corporation Act (or any similar provision of any subsequent law enacted in Iowa). If the law of the Corporation’s state of incorporation is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its shareholders, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent then permitted.

B. Each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives or administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

C. The Corporation shall provide indemnification to the officers of the Corporation to the extent authorized by applicable law.

D. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation or bylaws of the Corporation, agreement, vote of shareholders or disinterested directors, or otherwise.

E. Any repeal or amendment of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or amendment.

ARTICLE 5

NO PREEMPTIVE RIGHTS

No holder of any shares of the Common Stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of Common Stock of the Corporation, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.